Exhibit 99.1

NEWS RELEASE                                                       July 25, 2006

          WACCAMAW BANKSHARES, INC. ANNOUNCES TERMS OF RIGHTS OFFERING

         Whiteville, N.C., July 25, 2006 - James G. Graham, President and CEO of Waccamaw Bankshares, Inc. (Nasdaq: WBNK), the holding company for Waccamaw Bank, announced today the terms of a rights offering. Until 5:00 PM, local time, August 31, 2006, Waccamaw is offering up to 656,196 units at a price of $17.00 per unit. The units consist of one share of common stock and one warrant to purchase one share of common stock at a price of $24.00 at any time on or before September 30, 2009. The units will be offered to shareholders of record as of July 12, 2006. For every seven shares of common stock owned as of the record date, a shareholder will have the right to purchase one unit.

         Waccamaw will deliver a prospectus regarding the rights offering to each shareholder as of the record date. Shareholders must submit payments for the units subscribed to Waccamaw no later than 5:00 PM, local time on August 31, 2006.

         Waccamaw has offices in Whiteville, Chadbourn, Tabor City, Shallotte, Southport, Holden Beach, Elizabethtown and Wilmington, North Carolina and recently opened an office in Heath Springs, South Carolina upon the acquisition of The Bank of Heath Springs.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This offering will be made only by means of a prospectus. Our website is www.waccamawbank.com. Information contained on our website is not part of the prospectus.

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         This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," "projects," "outlook" or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Waccamaw SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Waccamaw.